Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Central Pacific Financial Corp.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Central Pacific Financial Corp. of our reports dated February 29, 2008, with respect to the consolidated balance sheets of Central Pacific Financial Corp. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Central Pacific Financial Corp. and to the reference to our firm under the heading “Experts” in the prospectus. Our report on the consolidated financial statements refers to the adoption of FASB Statement No. 123 (revised 2004), Share Based Payment, in 2006 and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in 2007.

/s/ KPMG LLP
Honolulu, Hawaii

February 5, 2009